Exhibit 99.1

Contact:	Michael Gallant
508-293-6357
FOR IMMEDIATE RELEASE	gallant_michael@emc.com

EMC ANNOUNCES PRELIMINARY

SECOND QUARTER RESULTS

HOPKINTON, Mass. – July 8, 2003 – EMC Corporation (NYSE:EMC) today announced preliminary results for the second quarter of 2003, which ended June 30, 2003. EMC expects total consolidated revenue to be around the high end of the previously stated range of $1.425 billion and $1.475 billion, and earnings per share to meet, or exceed by $0.01, the previously stated net income target of $0.03 per diluted share.

EMC will announce full second-quarter results on the morning of Wednesday, July 16, 2003. EMC will host a webcast, available at www.EMC.com, beginning at 8:15 a.m. EDT on July 16, 2003.

Today, EMC also announced its plan to acquire LEGATO Systems, Inc. in a stock transaction valued at approximately $1.3 billion (see separate release). EMC and LEGATO will host a webcast at EMC and LEGATO’s homepages, www.emc.com and www.legato.com today at 8:30 a.m. EDT, to discuss the acquisition.

About EMC

EMC Corporation is the world leader in information storage systems, software, networks and services, providing automated networked storage solutions that enable organizations of all sizes to better and more cost-effectively manage, protect and share their information. More information about EMC’s products and services can be found at www.EMC.com.

Forward Looking Statements

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks associated with strategic investments and acquisitions, including the challenges and costs of closing, integration, restructuring and achieving anticipated synergies associated with the announced plan to acquire LEGATO Systems, Inc.; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in information technology spending; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures; (vii) component quality and availability; (viii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission.